EXHIBIT 4.1

ELDORADO GOLD CORPORATION

AMENDED STOCK OPTION PLAN
(May 31, 2000)

1.        Purpose of the Plan: The purpose of this Stock Option Plan (the “Plan”) is to assist Eldorado Gold Corporation (the “Company”) in attracting, retaining and motivating directors, officers, employees, consultants and advisors of the company and of its subsidiary and associated companies and to closely align the personal interests of such directors, officers and employees with those of the shareholders by providing them with the opportunity, through options, to acquire Common Shares in the capital of the Corporation.

2.        Implementation: The grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of each stock exchange on which the shares of the Company are or become listed and of any governmental authority or regulatory body to which the Company is subject.

3.        Administration: The Plan shall be administered by the board of directors of the Company (the “Board”) which shall, without limitation, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan, including without limitation, for the purpose of ensuring compliance with Section 10 hereof. The Board may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretion with respect to the Plan granted to it under this Plan to the Executive Committee or such other committee of directors of the Company as the board of directors may designate. Upon any such delegation the Executive Committee or other committee of directors, as the case may be, as well as the Board, shall be entitled to exercise any or all of such authority, rights, powers and discretion with respect to the Plan. When used in the context of this Plan “Board” shall be deemed to include the Executive Committee or other committee of directors acting on behalf of the board of directors.

4.        Number of Shares Under Plan: A maximum of up to 10,200,000 Common Shares of the Company (the “Optioned Shares”) shall be reserved, set aside and made available for issue under and in accordance with the Plan provided that in no event shall options be granted entitling any single individual to purchase in excess of five percent of the then outstanding shares in the Company. If option rights granted to an individual under the Plan shall expire or terminate for any reasons without having been exercised in respect of certain Optioned Shares, such Optioned Shares may be made available for other options to be granted under the Plan. [This section 4 amendment approved by members resolutions: June 5, 1995, to increase maximum number of shares from 1,180,000 to 2,000,000; June 27, 1996 to increase maximum number from 2,000,000 to 8,000,000; and May 31, 2000, to increase maximum number from 8,000,000 to 10,200,000.]

5.        Limits with respect to Insiders:

(a)

The maximum number of Common Shares which may be reserved for issuance to Insiders under the Plan shall be 10% of the Common Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to Insiders under any other options.

(b)

The maximum number of Common Shares which may be issued to Insiders under the Plan within a one-year period shall be 10% of the Common Shares outstanding at the time of issuance (on a non-diluted basis), excluding Common Shares issued under the Plan or any other options over the preceding one year period. The maximum number of Common Shares which may be issued to any one Insider under the Plan within a one year period shall be 5% of the Common Shares outstanding at the time of the issuance (on a non-diluted basis), excluding Common Shares issued to such Insider under the Plan or any other options over the preceding one year-period.

(c)

Any entitlement to acquire Common Shares granted pursuant to the Plan or any other options prior to the grantee becoming an Insider shall be excluded for the purpose of the limits set out in (b) and (c) above.

6.        Eligibility: Options may be granted under the Plan to any person who is a full-time or part-time director, officer or full time or part-time employee or consultant or advisor of the Company or of its subsidiary or associated companies as the Board may from time to time designate as a participant (a “Participant”) under the Plan. The majority of the persons eligible for participation in the Plan may be directors or officers of the Company. Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under the Plan and to each Participant, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be the full and final decision of the Board.

7.         Terms and Conditions:

(a)

Exercise Price: The exercise price to each Participant for each Optioned Share shall be as determined by the Board, but shall in no event be less than the closing price of the Common Shares of the company on the The Toronto Stock Exchange on the last business day before the date on which the option is granted. If no Common Shares of the Company traded on such day, then the exercise price shall be the average of the “bid” and “asked” prices for such Common Shares of the Company on the The Toronto Stock Exchange on such day.

(b)

Option Agreement: All options shall be granted under the Plan by means of an agreement (the “Option Agreement”) between the Company and each Participant in the form as may be approved by the Board, such approval to be conclusively evidenced by the execution of the Option Agreement by any one director or officer of the Company.

(c)	Length of Grant: All options granted under the Plan shall expire not later than the tenth anniversary of the date such options were granted.

(d)

Non-Assignability of Options: An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by a Participant other than by will or other testamentary instrument or the laws of succession and may b exercisable during the lifetime of the Participant and only by the Participant.

(e)

Vesting of Options: Without restricting the authority of the Board in respect of the terms of options to be granted hereunder, the Board may at is discretion, in respect of any such option, provide that the right to exercise such option will vest in installments over the life of the option, with the option being fully-exercisable only when such required time period or periods have elapsed. Subject to the foregoing, each Participant, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement.

(f)

Exercise and Payment: Any option granted under the Plan may be exercised by a Participant, or in the case of death, disability or illness, the legal representative of a Participant giving notice to the Company specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Company) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice. Upon any such exercise of an option by a Participant the Company shall cause the transfer agent and registrar of the Common Shares of the Company to promptly deliver to such Participant or the legal representative of such Participant, as the case may be, a share certificate in the name of such Participant or the legal representative of such Participant, as the case may be, representing the number of shares specified in the notice.

(g)

Rights to Participants: The Participants shall no rights as shareholders in respect to any of the Optioned Shares (including, without limitation, any right to receive dividends or other distributions, voting rights, warrants or rights under any rights offering) other than Optioned Shares in respect to which Participants have exercised their option to purchase and which have been issued by the Company.

(h)

Third Party Offer: If, at any time when an option granted under the Plan remains unexercised with respect to any Optioned Shares, an Offer to purchase all of the Common Shares of the Company is made by a third party, the Company shall use its best efforts to bring such offer to the attention of the Participants as soon as practicable and the Company may, at its option, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.

(i)

Alterations in Shares: In the event of a share dividend, share split, issuance of shares or instruments convertible into Common Shares (other than pursuant to he Plan) for less than market value, share consolidation, share reclassification, exchange of shares, recapitalization, amalgamation, merger, consolidation, corporate arrangement, reorganization, liquidation or the like of or by the Company, the Board may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deemed appropriate to give proper effect to such event, including to prevent, to the extent possible, substantial dilution or enlargement of rights granted to Participants under the Plan. In any such event, the maximum number of shares available under the Plan may be appropriately adjusted by the Board. If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Company of those in another company is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Participants and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the Board under this paragraph (6(I) shall be full and final.

(j)

Termination, Retirement or Resignation: If a Participant is dismissed as an officer, employee, consultant or advisor by the Company or by one of its subsidiary or associated companies for cause, or retires or resigns, all unexercised option rights of that Participant under the Plan shall immediately terminate, notwithstanding the original term of the option granted to such Participant under the Plan. The Board will have the discretion to extend the expiry date of such options for a period of 30 days from the date of termination, retirement or resignation, provided however that such period does not extend beyond the original term of the option.

(k)

Deceased or Disabled Participant: In the event of the death, disability or illness of any Participant, the legal representatives of such Participant shall have the right for a period of one year from the date of death, disability or illness of the Participant to exercise the Participant’s option with respect to all of the Optioned Shares of the Participant to the extent they were exercisable on the date of death, disability or illness. Upon the expiration of such period all unexercised option rights of the Participant shall immediately terminate, notwithstanding the original term of the option granted to the Participant under the Plan.

[Amendments made by directors’ resolution dated December 1, 1994 and March 22, 2000 pursuant to the authority granted under section 8 hereof.)

8.       Amendment and Discontinuance of Plan: The Board may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to a Participant under the Plan without the consent of that Participant. Any amendment or revision to the terms of the Plan which would:

(i)	materially increase the benefits under the Plan;

(ii)	increase the number of Optioned Shares which may be issued under the Plan; or

(iii)	materially modify the requirements as to the eligibility for participation in the Plan;

shall be effective only upon the approval of the shareholders of the Company. Any amendment to any provision of the Plan shall be subject to any necessary approvals of the Toronto Stock Exchange and any other stock exchange or regulatory body having jurisdiction over the securities of the Corporation.

9.       No Further Rights: Nothing contained in the Plan nor in any option granted under this Plan shall give any participant or any other person, any interest or title in or to any Common Shares of the Company or any rights as a shareholder of the Company or any other legal or equitable right against the Company other than as set out in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Participants any right to continue as an employee or officer or director of the Company or its subsidiaries.

10.      Compliance with Laws: The obligations of the Company to sell Common Shares and deliver share certificates under the Plan are subject to such compliance by the Company and the Participants as the Company deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.

11.      Gender: The use of the masculine gender in this Plan shall be deemed to include or be replaced by the feminine gender where appropriate to the particular Participant.